Exhibit 4.4

AMENDMENT NO. 1 TO THE WARRANT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is entered into as of March 30, 2021, by and between CuriosityStream Inc., a Delaware corporation (the “Company”), f/k/a Software Acquisition Group Inc. (“SAQN”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, SAQN and the Transfer Agent are parties to that certain Warrant Agreement, dated as of November 19, 2019 (the “Agreement”);

WHEREAS, Section 9.8 of the Agreement provides that the Agreement may be amended by the Company and the Transfer Agent without the consent of any Registered Holder (as defined in the Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under the Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders (as defined in the Agreement); and

WHEREAS, the Company and the Transfer Agent desire to amend the Agreement to correct a defective provision contained in Section 4.4 of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	The third sentence of Section 4.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event.

2.	Miscellaneous.

a.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

b.	Entire Agreement. This Amendment, together with the Agreement, constitute the full and entire agreement between the parties with regard to the subjects hereof.

c.	Effect of Amendment. All provisions of the Agreement not specifically amended hereby shall remain in full force and effect and shall be unaffected by this Amendment. In the event of any conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control.

d.	Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants (as defined in the Agreement) shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

e.	Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

f.	Amendments. This Amendment may be amended by the parties hereto for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Amendment as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

g.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Warrant Agreement as of the date first set forth above.

COMPANY

CURIOSITYSTREAM INC.

By:	/s/ Tia Cudahy
	Name:	Tia Cudahy
	Title:	Chief Operating Officer, General Counsel and Secretary

WARRANT AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Isaac Kagan
	Name:	Isaac Kagan
	Title:	Vice President

3